Exhibit 99.1

Filed by Starz pursuant to Rule 425 under the

Securities Act of 1933 and deemed filed pursuant to Rule 14a-12 of the

Securities Exchange Act of 1934

Subject Company: Starz

Commission File No.: 001-35294

October 28, 2016

Dear Starz Employees,

We’re very excited about the combination of Lionsgate and Starz. We will be merging the best resources and efforts of our businesses in order to create a world-class entertainment company.

Our internal transition teams have been working diligently to ensure a smooth changeover. To that end, we want to make you aware of the Starz and Lionsgate structure and leadership upon the completion of the merger.

Starz will continue to operate independently as a division of Lionsgate, with some of the businesses merged into the larger entity.

Effective upon the close of the transaction, I will continue to lead the Starz networks as President and CEO, reporting to Lionsgate CEO Jon Feltheimer. I will also join the Lionsgate Executive Management Committee.

My direct reports will include:

•                  Chief Operating Officer Jeffrey Hirsch, who will continue to oversee Affiliate Sales, Technology, Program Planning, Product Development and Marketing, with Chief Marketing Officer Alison Hoffman continuing to report to Mr. Hirsch

•                  Chief Legal Officer David Weil, President of Programming Carmi Zlotnik, Executive Vice President of Finance Bill Bergmann, Executive Vice President of Communications Theano Apostolou and Executive Vice President Human Resources Pamela Wolfe

In addition to their direct reporting relationship to me, Messrs. Weil and Bergmann and Ms. Wolfe will work closely with Lionsgate’s General Counsel and Chief Strategic Officer Wayne Levin, Lionsgate Chief Financial Officer Jimmy Barge and Lionsgate Chief Human Resources Officer Ross Pollack, respectively.

•                  John Penney will report to Lionsgate Co-COO Brian Goldsmith in the newly created role of Chief Strategy Officer of Starz and Executive Vice President of Global Business Development of Lionsgate.

The Starz Distribution home entertainment business will be consolidated into the larger Lionsgate Worldwide Home Entertainment Operation, led by co-heads Jim Packer and Ron Schwartz, forming an industry leader in the marketing and distribution of packaged media and digital entertainment.  In addition, the Starz Worldwide television distribution group will be consolidated into the Lionsgate worldwide television and digital distribution organization led by Mr. Packer.

With the transition of Starz from an independent public company to a division of Lionsgate, Scott Macdonald will step down as Chief Financial Officer on May 1, 2017.  Following the close of the transaction, Scott will oversee the transition of Starz’s Finance and Accounting group to its new role as part of Lionsgate. Scott has been integral to the evolution and global growth of the Starz businesses for more than a decade.

He oversaw our transition into an independently public traded company, our growth into the second most subscribed to premium service, formation and launch of our Starz Play Arabia joint venture and now our merger into Lionsgate. We honor and thank him for his service to Starz, our employees and shareholders.

There are currently no anticipated changes to the direct reports to Lionsgate CEO Jon Feltheimer.

The company’s leadership represents the best in the business with proven track records for delivering results.  We believe this leadership will guide us to be a global content powerhouse that gives the combined entity greater scale for attracting top-tier talent, creating platform-defining content and distributing it with an incredible array of options.

Sincerely,

Christopher Albrecht

President and CEO of Starz

Forward Looking Statements

The foregoing communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the proposed transaction with Lions Gate, statements about the anticipated synergies and benefits of the proposed transaction, the merger parties’ plans, objectives, expectations and intentions after the completion of the proposed transaction, business strategies, market potential, future financial prospects, new service and product launches including original content programming, new packaging and new distribution platforms for our programming, subscriber growth, international distribution opportunities, the suspension of our stock repurchase plan and other matters that are not historical fact. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, market acceptance of new products or services, the timely launch of our original programming, ongoing relationships with our distributors, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Starz, changes in law, and the ability to enter into transactions for international expansion, and satisfaction of conditions to the proposed transaction with Lions Gate. These forward-looking statements speak only as of the date of this communication, and Starz expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Starz’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Starz, including the most recent Forms 10-K and 10-Q, for additional information about Starz and about the risks and uncertainties related to Starz’s business which may affect the statements made in this communication.

Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction, a Registration Statement on Form S-4 that includes a Joint Proxy Statement of Lions Gate and Starz and a Prospectus of Lions Gate has been filed with the SEC, as well as other relevant documents concerning the proposed transaction. The proposed transaction involving Lions Gate and Starz will be submitted to Starz’s stockholders and Lions Gate’s stockholders for their consideration. Stockholders of Lions Gate and stockholders of Starz are urged to read the registration statement and the joint proxy statement/prospectus regarding the transaction (a preliminary filing of which has been made with the SEC) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Stockholders will be able to obtain a free copy of the definitive joint proxy statement/prospectus, as well as other filings containing information about Lions Gate and Starz, without charge, at the SEC’s website (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to James Marsh, Senior Vice President of Lions Gate Investor Relations, 2700 Colorado Avenue, Santa Monica, California, 90404, or at (310) 255-3651, or to Starz, 8900 Liberty Circle, Englewood, Colorado 80112, or at (855) 807-2929.

Participants in a Solicitation

Lions Gate, Starz and certain of their respective directors, executive officers, and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Lions Gate’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on July 28, 2016, and certain of its Current Reports on Form 8-K. Information regarding Starz’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on April 29, 2016, and certain of its Current Reports on Form 8-K. For other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, see the joint proxy statement/ prospectus (a preliminary filing of which has been made with the SEC).

Free copies of this document may be obtained as described in the preceding paragraph.